Exhibit 1.1

SG MORTGAGE SECURITIES, LLC

[            ] Mortgage Asset-Backed [and Manufactured Housing Contract]

Pass-Through Certificates, Series [            ]

$ [ ]	Adjustable Rate	Class A-[1] Certificates
$ [ ]	Adjustable Rate	Class A-[2] Certificates
$ [ ]	Adjustable Rate	Class A-[3] Certificates
$ [ ]	Adjustable Rate	Class A-[4] Certificates
$ [ ]	Adjustable Rate	Class M-1 Certificates
$ [ ]	Adjustable Rate	Class M-2 Certificates
$ [ ]	Adjustable Rate	Class M-3 Certificates
$ [ ]	Adjustable Rate	Class M-4 Certificates
$ [ ]	Adjustable Rate	Class M-5 Certificates
$ [ ]	Adjustable Rate	Class M-6 Certificates
$ [ ]	Adjustable Rate	Class M-7 Certificates
$ [ ]	Adjustable Rate	Class M-8 Certificates
$ [ ]	Adjustable Rate	Class M-9 Certificates
$ [ ]	Adjustable Rate	Class M-10 Certificates

UNDERWRITING AGREEMENT

[DATE]

[SG Americas Securities, LLC]

[                    ]

[                    ]

Ladies and Gentlemen:

SG Mortgage Securities, LLC, a Delaware limited liability company (the “Company”), proposes to sell to you (the “Underwriter”) the respective amounts set forth opposite your name in Schedule I attached hereto of [                    ] Mortgage Asset-Backed [and Manufactured Housing Contract] Pass-Through Certificates, Series [                    ], Class A-[1], Class A-[2], Class A-[3], Class A-[4], Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8, Class M-9 and Class M-10 Certificates (collectively, the “Certificates”). The Certificates together with the Class B-1, Class B-2, Class B-3, Class B-4, Class SB, Class R-I and Class R-II Certificates of the same series, will evidence the entire beneficial interest in the

Trust Fund (as defined in the Pooling and Servicing Agreement referred to below), consisting primarily of a pool (the “Pool”) of adjustable-rate one-to four-family residential mortgage loans (the “Mortgage Loans”) as described in the Prospectus Supplement (as hereinafter defined) to be sold by the Company.

The Certificates will be issued pursuant to a pooling and servicing agreement (the “Pooling and Servicing Agreement”) to be dated as of [DATE] (the “Cut-off Date”) among the Company, as depositor, [WELLS FARGO] (“Master Servicer”), as master servicer, and [TRUSTEE], as trustee (the “Trustee”). The Certificates are described more fully in the Base Prospectus and the Prospectus Supplement (each as hereinafter defined) which the Company has furnished to the Underwriter.

1. Representations, Warranties and Covenants.

1.1 The Company represents and warrants to, and agrees with the Underwriter that:

(a) The Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement (No. 333-[NUMBER]) on Form S-3 for the registration under the Securities Act of 1933, as amended (the “Act”), of [                    ] Mortgage Asset-Backed [and Manufacturing Housing Contract] Pass-Through Certificates (issuable in series), including the Certificates, which registration statement has become effective, and a copy of which, as amended to the date hereof, has heretofore been delivered to you. The Company proposes to file with the Commission pursuant to Rule 424(b) under the rules and regulations of the Commission under the Act (the “1933 Act Regulations”) a supplement dated [DATE] (the “Prospectus Supplement”), to the prospectus dated [DATE] (the “Base Prospectus”), relating to the Certificates and the method of distribution thereof. Such registration statement (No. 333-[Number]) including exhibits thereto and any information incorporated therein by reference, as amended at the date hereof, is hereinafter called the “Registration Statement”; and the Base Prospectus and the Prospectus Supplement and any information incorporated therein by reference, together with any amendment thereof or supplement thereto authorized by the Company on or prior to the Closing Date for use in connection with the offering of the Certificates, are hereinafter called the “Prospectus.”

(b) The Registration Statement has become effective, and the Registration Statement as of the effective date (the “Effective Date”), and the Prospectus, as of the date of the Prospectus Supplement, complied in all material respects with the applicable requirements of the Act and the 1933 Act Regulations; and the Registration Statement, as of the Effective Date, did not contain any untrue statement of a material fact and did not omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and the Prospectus, as of the date of the Prospectus Supplement, did not, and as of the Closing Date will not, contain an untrue statement of a material fact and did not and will not omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that neither the Company nor Master Servicer makes any representations or warranties as to the information contained in or omitted from the Registration Statement or the Prospectus or any amendment thereof or supplement thereto relating to the information identified by underlining or other highlighting as shown in Exhibit D (the “Excluded Information”); and provided, further, that neither the Company nor Master Servicer makes any representations or warranties as to either (i) any information in any Computational Materials or ABS Term Sheets (each as hereinafter defined) required to be provided by the Underwriter to the Company pursuant to Section 4.2, except to the extent of any information set forth therein that constitutes Pool Information (as defined below), or (ii) any information contained in or omitted from the portions of the Prospectus identified by underlining or other highlighting as shown in Exhibit E (the “Underwriter Information”). As used herein, “Pool Information” means information with respect to the characteristics of the Mortgage Loans and administrative and servicing fees, as provided by or on behalf of the Company or Master Servicer to the Underwriter in final form and set forth in the Prospectus Supplement. The Company acknowledges that, except for any Computational Materials and ABS Term Sheets, the Underwriter Information constitutes the only information furnished in writing by you or on your behalf for use in connection with the preparation of the Registration Statement, any preliminary prospectus or the Prospectus, and the Underwriter confirms that the Underwriter Information is correct with respect to it and the Certificates it underwrites.

(c) The Company has been duly formed and is validly existing as a limited liability company in good standing under the laws of the State of Delaware and has the requisite power to own its properties and to conduct its business as presently conducted by it.

(d) This Agreement has been duly authorized, executed and delivered by the Company.

(e) As of the Closing Date (as defined herein), the Certificates will conform in all material respects to the description thereof contained in the Prospectus and the representations and warranties of the Company in the Pooling and Servicing Agreement will be true and correct in all material respects.

1.2 Master Servicer represents and warrants to, and agrees with the Underwriter that as of the Closing Date the representations and warranties of Master Servicer in the Pooling and Servicing Agreement will be true and correct in all material respects.

1.3 The Underwriter represents and warrants to and agrees with the Company and Master Servicer that:

(a) The Underwriter has no present knowledge or expectation that it will be unable to pay any United States taxes owed by it so long as any of the Certificates remain outstanding.

(b) The Underwriter has no present knowledge or expectation that it will become insolvent or subject to a bankruptcy proceeding for so long as any of the Certificates remain outstanding.

(c) The Underwriter hereby certifies that (i) with respect to any classes of Certificates issued in authorized denominations or Percentage Interests of less than $[                    ] or [    ]%, as the case may be, the fair market value of each such Certificate sold to any person on the date of initial sale thereof by the Underwriter will not be less than $[                    ] and (ii) with respect to each class of Certificates to be maintained on the book-entry records of The Depository Trust Company (“DTC”), the interest in each such class of Certificates sold to any person on the date of initial sale thereof by the Underwriter will not be less than the minimum denomination indicated for such class of Certificates in the Prospectus Supplement.

(d) The Underwriter will have funds available at the Trustee, in the Underwriter’s account at such bank at the time all documents are executed and the closing of the sale of the Certificates is completed, except for the transfer of funds and the delivery of the Certificates. Such funds will be available for immediate transfer into the account of Master Servicer maintained at such bank.

(e) The Underwriter represents that it has in place, and covenants that it shall maintain internal controls and procedures which it reasonably believes to be sufficient to ensure full compliance with all applicable legal requirements of the No-Action Letters with respect to the generation and use of Computational Materials and ABS Term Sheets in connection with the offering of the Certificates.

(f) As of the date hereof and as of the Closing Date, the Underwriter has complied with all of its obligations hereunder including Section 4.2, and, with respect to all Computational Materials and ABS Term Sheets provided by the Underwriter to the Company pursuant to Section 4.2, if any, such Computational Materials and ABS Term Sheets are accurate in all material respects (taking into account the assumptions explicitly set forth in the Computational Materials or ABS Term Sheets, except to the extent of any errors therein that are caused by errors in the Pool Information). The Computational Materials and ABS Term Sheets provided by the Underwriter to the Company constitute a complete set of all Computational Materials and ABS Term Sheets prepared by or at the direction of the Underwriter that are required to be filed with the Commission.

2. Purchase and Sale. Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company agrees to sell to the Underwriter, and the Underwriter agrees to purchase from the Company, the Certificates set forth opposite its name in Schedule I hereto, at a price equal to 100% of the aggregate principal balance of the Class A-[1], Class A-[2], Class A-[3], Class A-[4], Class M-1, Class M-2, Class M-3, Class M-4, Class M-5 Class M-6, Class M-7, Class M-8, Class M-9 and Class M-10 Certificates, as of the Closing Date.

3. Delivery and Payment. Delivery of and payment for the Certificates shall be made at the office of Mayer, Brown, Rowe & Maw LLP at 10:00 a.m., New York City time, on [DATE] or such later date as you shall designate, which date and time may be postponed by agreement between you and the Company (such date and time of delivery and payment for the Certificates being herein called the “Closing Date”). Delivery of the Certificates shall be made to you through The Depository Trust Company (“DTC”).

4. Offering by Underwriter.

4.1 It is understood that the Underwriter proposes to offer the Certificates for sale to the public as set forth in the Prospectus and the Underwriter agrees that all such offers and sales shall be made in compliance with all applicable laws and regulations.

4.2 It is understood that the Underwriter may prepare and provide to prospective investors certain Computational Materials and ABS Term Sheets (each as defined below) in connection with its offering of the Certificates, subject to the following conditions:

(a) The Underwriter shall comply with all applicable laws and regulations in connection with the use of Computational Materials, including the No-Action Letter of May 20, 1994 issued by the Commission to Kidder, Peabody Acceptance Corporation I, Kidder, Peabody & Co. Incorporated and Kidder Structured Asset Corporation, as made applicable to other issuers and underwriters by the Commission in response to the request of the Public Securities Association dated May 24, 1994 (collectively, the “Kidder/PSA Letter”), as well as the PSA Letter referred to below. The Underwriter shall comply with all applicable laws and regulations in connection with the use of ABS Term Sheets, including the No-Action Letter of February 17, 1995 issued by the Commission to the Public Securities Association (the “PSA Letter” and, together with the Kidder/PSA Letter, the “No-Action Letters”).

(b) For purposes hereof, “Computational Materials” as used herein shall have the meaning given such term in the No-Action Letters, but shall include only those Computational Materials that have been prepared or delivered to prospective investors by or at the direction of an Underwriter. For purposes hereof, “ABS Term Sheets” and “Collateral Term Sheets” as used herein shall have the meanings given such terms in the PSA Letter but shall include only those ABS Term Sheets or Collateral Term Sheets that have been prepared or delivered to prospective investors by or at the direction of an Underwriter.

(c) (i) All Computational Materials and ABS Term Sheets provided to prospective investors that are required to be filed with the

Commission pursuant to the No-Action Letters shall bear a legend on each page including the following statement:

“THE INFORMATION HEREIN HAS BEEN PROVIDED SOLELY BY [NAME OF UNDERWRITER]. NEITHER THE ISSUER OF THE CERTIFICATES NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION AS TO THE ACCURACY OR COMPLETENESS OF THE INFORMATION HEREIN. THE INFORMATION HEREIN IS PRELIMINARY, AND WILL BE SUPERSEDED BY THE APPLICABLE PROSPECTUS SUPPLEMENT AND BY ANY OTHER INFORMATION SUBSEQUENTLY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.”

(ii) In the case of Collateral Term Sheets, such legend shall also include the following statement:

“THE INFORMATION CONTAINED HEREIN WILL BE SUPERSEDED BY THE DESCRIPTION OF THE MORTGAGE POOL CONTAINED IN THE PROSPECTUS SUPPLEMENT RELATING TO THE CERTIFICATES AND [EXCEPT WITH RESPECT TO THE INITIAL COLLATERAL TERM SHEET PREPARED BY THE [NAME OF UNDERWRITER]] SUPERSEDES ALL INFORMATION CONTAINED IN ANY COLLATERAL TERM SHEETS RELATING TO THE MORTGAGE POOL PREVIOUSLY PROVIDED BY [NAME OF UNDERWRITER].”

The Company shall have the right to require additional specific legends or notations to appear on any Computational Materials or ABS Term Sheets, the right to require changes regarding the use of terminology and the right to determine the types of information appearing therein.

Notwithstanding the foregoing, this subsection (c) will be satisfied if all Computational Materials and ABS Term Sheets referred to therein bear a legend in a form which is attached hereto as Exhibit H.

(d) The Underwriter shall provide the Company with representative forms of all Computational Materials and ABS Term Sheets prior to their first use, to the extent such forms have not previously been approved by the Company for use by the Underwriter. The Underwriter shall provide to the Company, for filing on Form 8-K as provided in Section 5.9, copies (in such format as required by the Company) of all Computational Materials and ABS Term Sheets, including without limitation Computational Materials or ABS Term Sheets that are prepared or made available by or are generated pursuant to any internet website or electronic media established by the Underwriter or any third party to which the

Underwriter provided information regarding the Certificates, that are required to be filed with the Commission pursuant to the No-Action Letters. The Underwriter may provide copies of the foregoing in a consolidated or aggregated form including all information required to be filed. All Computational Materials and ABS Term Sheets described in this subsection (d) must be provided to the Company not later than 10:00 a.m. New York time one business day before filing thereof is required pursuant to the terms of this Agreement. The Underwriter agrees that it will not provide to any investor or prospective investor in the Certificates any Computational Materials or ABS Term Sheets on or after the day on which Computational Materials and ABS Term Sheets are required to be provided to the Company pursuant to this Section 4.2(d) (other than copies of Computational Materials or ABS Term Sheets previously submitted to the Company in accordance with this Section 4.2(d) for filing pursuant to Section 5.9), unless such Computational Materials or ABS Term Sheets are preceded or accompanied by the delivery of a Prospectus to such investor or prospective investor.

(e) All information included in the Computational Materials and ABS Term Sheets shall be generated based on substantially the same methodology and assumptions that are used to generate the information in the Prospectus Supplement as set forth therein; provided, however, that the Computational Materials and ABS Term Sheets may include information based on alternative methodologies or assumptions if specified therein. If any Computational Materials or ABS Term Sheets that are required to be filed were based on assumptions with respect to the Pool that differ from the final Pool Information in any material respect or on Certificate structuring terms that were revised in any material respect prior to the printing of the Prospectus, the Underwriter shall prepare revised Computational Materials or ABS Term Sheets, as the case may be, based on the final Pool Information and structuring assumptions, circulate such revised Computational Materials and ABS Term Sheets to all recipients of the preliminary versions thereof that indicated orally to the Underwriter they would purchase or subsequently indicate to the Underwriter that they will purchase all or any portion of the Certificates, and include such revised Computational Materials and ABS Term Sheets (marked, “as revised”) in the materials delivered to the Company pursuant to subsection (d) above.

(f) The Company shall not be obligated to file any Computational Materials or ABS Term Sheets that have been determined to contain any material error or omission; provided, however, that, at the request of the Underwriter, the Company will file Computational Materials or ABS Term Sheets that contain a material error or omission if clearly marked “superseded by materials dated                     ,” and accompanied by corrected Computational Materials or ABS Term Sheets that are marked, “material previously dated                      as corrected.” In the event that, within the period during which the Prospectus relating to the Certificates is required to be delivered under the Act, any Computational Materials or ABS Term Sheets are determined, in the reasonable judgment of the Company or the Underwriter, to contain a material error or omission, the Underwriter shall prepare a corrected version of such Computational Materials or ABS Term Sheets, shall circulate such corrected Computational Materials and ABS Term Sheets to all recipients of the prior versions thereof that either indicated orally to the Underwriter they would purchase all or any portion of the Certificates, or actually purchased all or any portion thereof, and shall deliver copies of such corrected Computational Materials and ABS Term Sheets (marked, “as corrected”) to the Company for filing with the Commission in a subsequent Form 8-K submission (subject to the Company’s obtaining an accountant’s comfort letter in respect of such corrected Computational Materials and ABS Term Sheets, which shall be at the expense of the Underwriter).

(g) If the Underwriter does not provide any Computational Materials or ABS Term Sheets to the Company pursuant to subsection (d) above, the Underwriter shall be deemed to have represented, as of the Closing Date, that it did not provide any prospective investors with any information in written or electronic form in connection with the offering of the Certificates that is required to be filed with the Commission in accordance with the No-Action Letters, and the Underwriter shall provide the Company with a certification to that effect on the Closing Date.

(h) In the event of any delay in the delivery by the Underwriter to the Company of all Computational Materials and ABS Term Sheets required to be delivered in accordance with subsection (d) above, or in the delivery of the accountant’s comfort letter in respect thereof pursuant to Section 5.9, the Company shall have the right to delay the release of the Prospectus to investors or to the Underwriter, to delay the Closing Date and to take other appropriate actions in each case as necessary in order to allow the Company to comply with its agreement set forth in Section 5.9 to file the Computational Materials and ABS Term Sheets by the time specified therein.

4.3 The Underwriter further agrees that on or prior to the sixth day after the Closing Date, the Underwriter shall provide the Company with a certificate, substantially in the form of Exhibit F attached hereto, setting forth (i) in the case of each class of Certificates purchased by the Underwriter, (a) if less than 10% of the aggregate principal balance of such class of Certificates has been sold to the public as of such date, the value calculated pursuant to clause (b)(iii) of Exhibit F hereto, or, (b) if 10% or more of such class of Certificates has been sold to the public as of such date but no single price is paid for at least 10% of the aggregate principal balance of such class of Certificates, then the weighted average price at which the Certificates of such class were sold expressed as a percentage of the principal balance of such class of Certificates sold, or (c) the first single price at which at least 10% of the aggregate principal balance of such class of Certificates was sold to the public, (ii) the prepayment assumption used in pricing each class of Certificates, and (iii) such other information as to matters of fact as the Company may reasonably request to enable it to comply with its reporting requirements with respect to each class of Certificates to the extent such information can in the good faith judgment of the Underwriter be determined by it.

4.4 The Underwriter agrees that (i) a printed copy of the Prospectus will be delivered to each person who receives a confirmation of sale from the Underwriter prior to or at the same time with such confirmation of sale; (ii) if an electronic copy of the Prospectus is delivered by the Underwriter for any purpose, such copy shall be the same electronic file containing the Prospectus in the identical form transmitted electronically to the Underwriter by or on behalf of the Company specifically for use by the Underwriter pursuant to this Section 4.4; for example, if the Prospectus is delivered to the Underwriter by or on behalf of the Company in a single electronic file in pdf format, then the Underwriter will deliver the electronic copy of the Prospectus in the same single electronic file in pdf format; and (iii) it has not used, and during the period for which it has an obligation to deliver a “prospectus” (as defined in Section 2(a)(10) of the Act) relating to the Certificates (including any period during which the Underwriter has such delivery obligation in its capacity as a “dealer” (as defined in Section 2(a)(12) of the Act)) it will not use, any internet website or electronic media containing information for prospective investors, including any internet website or electronic media maintained by third parties, in connection with the offering of the Certificates, except in compliance with applicable laws and regulations.

5. Agreements. The Company agrees with you that:

5.1 Before amending or supplementing the Registration Statement or the Prospectus with respect to the Certificates, the Company will furnish you with a copy of each such proposed amendment or supplement.

5.2 The Company will cause the Prospectus Supplement to be transmitted to the Commission for filing pursuant to Rule 424(b) under the Act by means reasonably calculated to result in filing with the Commission pursuant to said rule.

5.3 If, during the period after the first date of the public offering of the Certificates in which a prospectus relating to the Certificates is required to be delivered under the Act, any event occurs as a result of which it is necessary to amend or supplement the Prospectus, as then amended or supplemented, in order to make the statements therein, in the light of the circumstances when the Prospectus is delivered to a purchaser, not misleading, or if it shall be necessary to amend or supplement the Prospectus to comply with the Act or the 1933 Act Regulations, the Company promptly will prepare and furnish, at its own expense, to the Underwriter, either amendments or supplements to the Prospectus so that the statements in the Prospectus as so amended or supplemented will not, in the light of the circumstances when the Prospectus is delivered to a purchaser, be misleading or so that the Prospectus will comply with law.

5.4 The Company will furnish to the Underwriter, without charge, a copy of the Registration Statement (including exhibits thereto) and, so long as delivery of a prospectus by an underwriter or dealer may be required by the Act, as many copies of the Prospectus, any documents incorporated by reference therein and any amendments and supplements thereto as the Underwriter may reasonably request.

5.5 The Company agrees, so long as the Certificates shall be outstanding, or until such time as the Underwriter shall cease to maintain a secondary market in the Certificates,

whichever first occurs, to deliver to the Underwriter the annual statement as to compliance delivered to the Trustee pursuant to Section 3.18 of the Pooling and Servicing Agreement and the annual statement of a firm of independent public accountants furnished to the Trustee pursuant to Section 3.19 of the Pooling and Servicing Agreement, as soon as such statements are furnished to the Company.

5.6 The Company will endeavor to arrange for the qualification of the Certificates for sale under the laws of such jurisdictions as you may reasonably designate and will maintain such qualification in effect so long as required for the initial distribution of the Certificates; provided, however, that the Company shall not be required to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to general or unlimited service of process in any jurisdiction where it is not now so subject.

5.7 If the transactions contemplated by this Agreement are consummated, the Company or Master Servicer will pay or cause to be paid all expenses incident to the performance of the obligations of the Company and Master Servicer under this Agreement, and will reimburse you for any reasonable expenses (including reasonable fees and disbursements of counsel) reasonably incurred by you in connection with qualification of the Certificates for sale and determination of their eligibility for investment under the laws of such jurisdictions as you have reasonably requested pursuant to Section 5.6 above and the printing of memoranda relating thereto, for any fees charged by investment rating agencies for the rating of the Certificates, and for expenses incurred in distributing the Prospectus (including any amendments and supplements thereto) to the Underwriter. Except as herein provided, you shall be responsible for paying all costs and expenses incurred by you, including the fees and disbursements of your counsel, in connection with the purchase and sale of the Certificates.

5.8 If, during the period after the Closing Date in which a prospectus relating to the Certificates is required to be delivered under the Act, the Company receives notice that a stop order suspending the effectiveness of the Registration Statement or preventing the offer and sale of the Certificates is in effect, the Company will advise you of the issuance of such stop order.

5.9 The Company shall file the Computational Materials and ABS Term Sheets (if any) provided to it by the Underwriter under Section 4.2(d) with the Commission pursuant to a Current Report on Form 8-K by 10:00 a.m. on the morning the Prospectus is delivered to the Underwriter or, in the case of any Collateral Term Sheet required to be filed prior to such date, by 10:00 a.m. on the second business day following the first day on which such Collateral Term Sheet has been sent to a prospective investor; provided, however, that prior to such filing of the Computational Materials and ABS Term Sheets (other than any Collateral Term Sheets that are not based on the Pool Information) by the Company, the Underwriter must comply with their obligations pursuant to Section 4.2 and the Company must receive a letter from [ACCOUNTING FIRM], certified public accountants, satisfactory in form and substance to the Company, Master Servicer and their respective counsels and the Underwriter, to the effect that such accountants have performed certain specified procedures, all of which have been agreed to by the Company and the Underwriter, as a result of which they determined that all information that is included in the Computational Materials and ABS Term Sheets (if any) provided by the Underwriter to the Company for filing on Form 8-K, as provided in Section 4.2 and this Section 5.9, is accurate except as to such matters that are not deemed by the Company to be material. The foregoing letter shall be at the expense of the Underwriter. The Company shall file any corrected Computational Materials described in Section 4.2(f) as soon as practicable following receipt thereof. The Company also will file with the Commission within fifteen days of the issuance of the Certificates a Current Report on Form 8-K (for purposes of filing the Pooling and Servicing Agreement).

6. Conditions to the Obligations of the Underwriter. The Underwriter’s obligation to purchase the Certificates shall be subject to the following conditions:

6.1 No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for that purpose shall be pending or, to the knowledge of the Company, threatened by the Commission; and the Prospectus Supplement shall have been filed or transmitted for filing by means reasonably calculated to result in a filing with the Commission pursuant to Rule 424(b) under the Act.

6.2 Since [DATE], there shall have been no material adverse change (not in the ordinary course of business) in the condition of the Company or Master Servicer.

6.3 The Company shall have delivered to you a certificate, dated the Closing Date, of the President, a Senior Vice President or a Vice President of the Company to the effect that the signer of such certificate has examined this Agreement, the Prospectus, the Pooling and Servicing Agreement and various other closing documents, and that, to the best of his or her knowledge after reasonable investigation:

(a) the representations and warranties of the Company in this Agreement and in the Pooling and Servicing Agreement are true and correct in all material respects; and

(b) the Company has, in all material respects, complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date.

6.4 Master Servicer shall have delivered to you a certificate, dated the Closing Date, of the President, a Managing Director or a Director of Master Servicer to the effect that the signer of such certificate has examined the Pooling and Servicing Agreement and this Agreement and that, to the best of his or her knowledge after reasonable investigation, the representations and warranties of Master Servicer contained in the Pooling and Servicing Agreement and in this Agreement are true and correct in all material respects.

6.5 You shall have received the opinion of Mayer, Brown, Rowe & Maw LLP, special counsel for the Company and the opinions of [                            ], Special Counsel for Master Servicer, each dated the Closing Date and substantially to the effect set forth in Exhibits A-1 and A-2, and the opinion of [NAME], [TITLE] for the Company and the opinion of [NAME], [TITLE] for Master Servicer, dated the Closing Date and substantially to the effect set forth in Exhibits B-1 and B-2.

6.6 You shall have received from Mayer, Brown, Rowe & Maw LLP, counsel for the Underwriter, an opinion dated the Closing Date in form and substance satisfactory to the Underwriter.

6.7 You shall have received from [ACCOUNTING FIRM], certified public accountants, (a) a letter dated the date hereof and satisfactory in form and substance to the Underwriter and your counsel, to the effect that they have performed certain specified procedures, all of which have been agreed to by you, as a result of which they determined that certain information of an accounting, financial or statistical nature set forth in the Prospectus Supplement under the captions “Description of the Mortgage Pool,” “Pooling and Servicing Agreement,” “Description of the Certificates” and “Yield and Prepayment Considerations” agrees with the records of the Company and Master Servicer excluding any questions of legal interpretation and (b) the letter prepared pursuant to Section 5.9 hereof.

6.8 The Class A-[1], Class A-[2], Class A-[3] and Class A-[4] Certificates shall have each been rated “AAA” by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“Standard & Poor’s”) and “Aaa” by Moody’s Investors Service, Inc. (“Moody’s”). The Class M-1 Certificates shall have been rated “AA+” by Standard & Poor’s and “Aaa” by Moody’s. The Class M-2 Certificates shall have been rated “AA+” by Standard & Poor’s and “Aa1” by Moody’s. The Class M-3 Certificates shall have been rated “AA” by Standard & Poor’s and “Aa2” by Moody’s. The Class M-4 Certificates shall have been rated “AA-” by Standard & Poor’s and “Aa3” by Moody’s. The Class M-5 Certificates shall have been rated “A+” by Standard & Poor’s and “A1” by Moody’s. The Class M-6 Certificates shall have been rated “A” by Standard & Poor’s and “A2” by Moody’s. The Class M-7 Certificates shall have been rated “A-” by Standard & Poor’s and “A3” by Moody’s. The Class M-8 Certificates shall have been rated “BBB+” by Standard & Poor’s and “Baa1” by Moody’s. The Class M-9 Certificates shall have been rated “BBB” by Standard & Poor’s and “Baa2” by Moody’s. The Class M-10 Certificates shall have been rated “BBB-” by Standard & Poor’s and “Baa3” by Moody’s.

6.9 You shall have received the opinion of [COUNSEL], counsel to the Trustee, dated the Closing Date, substantially to the effect set forth in Exhibit C.

6.10 You shall have received from Mayer, Brown, Rowe & Maw LLP, special counsel to the Company, reliance letters with respect to any opinions delivered to Standard & Poor’s and Moody’s.

The Company will furnish you with conformed copies of the above opinions, certificates, letters and documents as you reasonably request.

7. Indemnification and Contribution.

7.1 The Company and Master Servicer, jointly and severally, agree to indemnify and hold harmless the Underwriter and each person, if any, who controls any Underwriter within the meaning of either Section 15 of the Act or Section 20 of the Securities Exchange Act of 1934, as amended, from and against any and all losses, claims, damages and liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement for the registration of the Certificates as originally filed or in any amendment thereof or other filing incorporated by reference therein, or in the Prospectus or incorporated by reference therein (if used within the period set forth in Section 5.3 hereof and as amended or supplemented if the Company shall have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except insofar as such losses, claims, damages, or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon any information with respect to which the Underwriter has agreed to indemnify the Company pursuant to Section 7.2; provided, however, that none of the Company, Master Servicer or the Underwriter will be liable in any case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein relating to the Excluded Information or any information included in Computational Materials or ABS Term Sheets that is incorrect solely because the Pool Information deviates in any material respect from the parameters set forth in the bid sheet attached hereto as Exhibit G (the “Excluded Pool Information”) provided that the Underwriter has complied with its obligations to circulate and deliver to the Company revised Computational Materials and ABS Term Sheets in accordance with Section 4.2(e).

7.2 The Underwriter agrees to indemnify and hold harmless the Company, Master Servicer, their respective directors or officers and any person controlling the Company or Master Servicer to the same extent as the indemnity set forth in Section 7.1 above from the Company and Master Servicer to the Underwriter, but only with respect to (i) the Underwriter Information as it relates to the Underwriter and (ii) the Computational Materials and ABS Term Sheets prepared by or at the direction of the Underwriter, except to the extent of any errors in the Computational Materials or ABS Term Sheets that are caused by errors in the Pool Information; provided, however, that the indemnification set forth in this Section 7.2 shall not apply to the extent of any errors in Computational Materials or ABS Term Sheets that are caused by Excluded Pool Information. In addition, the Underwriter agrees to indemnify and hold harmless the Company, Master Servicer, their respective directors or officers and any person controlling the Company or Master Servicer against any and all losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) caused by, resulting from, relating to, or based upon any legend regarding original issue discount on any Certificate resulting from incorrect information provided by the Underwriter in the certificates described in Section 4.3 hereof.

7.3 In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to either Section 7.1 or Section 7.2, such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the reasonable fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the reasonable fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties)

include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm for all such indemnified parties. Such firm shall be designated in writing by you, in the case of parties indemnified pursuant to Section 7.1 and by the Company or Master Servicer, in the case of parties indemnified pursuant to Section 7.2. The indemnifying party may, at its option, at any time upon written notice to the indemnified party, assume the defense of any proceeding and may designate counsel reasonably satisfactory to the indemnified party in connection therewith provided that the counsel so designated would have no actual or potential conflict of interest in connection with such representation. Unless it shall assume the defense of any proceeding the indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. If the indemnifying party assumes the defense of any proceeding, it shall be entitled to settle such proceeding with the consent of the indemnified party or, if such settlement provides for release of the indemnified party in connection with all matters relating to the proceeding which have been asserted against the indemnified party in such proceeding by the other parties to such settlement, without the consent of the indemnified party.

7.4 If the indemnification provided for in this Section 7 is unavailable to an indemnified party under Section 7.1 or 7.2 hereof or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities, in such proportion as is appropriate to reflect not only the relative benefits received by the Company and Master Servicer on the one hand and the Underwriter on the other from the offering of the Certificates but also the relative fault of the Company or Master Servicer on the one hand and of the Underwriter on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the Company and Master Servicer on the one hand and of the Underwriter on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Underwriter, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

7.5 The Company, Master Servicer and the Underwriter agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation or by any other method of allocation which does not take account of the considerations referred to in Section 7.4, above. The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in this Section 7 shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim except where the indemnified party is required to bear such expenses pursuant to Section 7.4; which expenses the indemnifying party shall pay as and when incurred, at the request of the indemnified party, to the extent that the indemnifying party believes that it will be ultimately obligated to pay such expenses. In the event that any expenses so paid by the indemnifying party are subsequently determined to not be required to be borne by the indemnifying party hereunder, the party which received such payment shall promptly refund the amount so paid to the party which made such payment. No person guilty of fraudulent misrepresentation (within the meaning of Section 11 (f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

7.6 The indemnity and contribution agreements contained in this Section 7 and the representations and warranties of the Company and Master Servicer in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by the Underwriter or on behalf of the Underwriter or any person controlling any Underwriter or by or on behalf of the Company or Master Servicer and their respective directors or officers or any person controlling the Company or Master Servicer and (iii) acceptance of and payment for any of the Certificates.

8. Termination. This Agreement shall be subject to termination by notice given to the Company and Master Servicer, if the sale of the Certificates provided for herein is not consummated because of any failure or refusal on the part of the Company or Master Servicer to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason the Company or Master Servicer shall be unable to perform their respective obligations under this Agreement. If you terminate this Agreement in accordance with this Section 8, the Company or Master Servicer will reimburse you for all reasonable out-of-pocket expenses (including reasonable fees and disbursements of counsel) that shall have been reasonably incurred by the Underwriter in connection with the proposed purchase and sale of the Certificates.

9. Certain Representations and Indemnities to Survive. The respective agreements, representations, warranties, indemnities and other statements of the Company, Master Servicer or the officers of any of the Company, Master Servicer, and the Underwriter set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by the Underwriter, the Company or Master Servicer or any of their respective officers, directors or controlling persons, and will survive delivery of and payment for the Certificates.

10. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to the Underwriter will be mailed, delivered or telegraphed and confirmed to the Underwriter c/o [SG Americas Securities, LLC], [ADDRESS], Attention: [                    ] or if sent to the Company, will be mailed, delivered or telegraphed, and confirmed to it at SG Mortgage Securities, LLC, 1221 Avenue of the Americas, New York, NY 10020, Attention: [                    ]; or, if sent to Master Servicer will be mailed, delivered or telegraphed and confirmed to it at [Wells Fargo], [ADDRESS], Attention: [                    ].

11. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and controlling persons referred to in Section 7 hereof, and their successors and assigns, and no other person will have any right or obligation hereunder.

12. Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York.

13. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, which taken together shall constitute one and the same instrument.

[Signatures begin on following page.]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Company, Master Servicer and the Underwriter.

Very truly yours,

SG MORTGAGE SECURITIES, LLC

By:
Name:
Title:

[WELLS FARGO]

By:
Name:
Title:

The foregoing Underwriting Agreement is hereby confirmed and accepted as of the date first above written.

[SG AMERICAS SECURITIES, LLC]

By:
Name:
Title:

S-1

SCHEDULE I

Underwriter	Principal Amount of Class A-1 Certificates
[SG Americas Securities, LLC]	$[_______________]

Underwriter	Principal Amount of Class A-[2] Certificates
[SG Americas Securities, LLC]	$[_______________]

Underwriter	Principal Amount of Class A-[3] Certificates
[SG Americas Securities, LLC]	$[_______________]

Underwriter	Principal Amount of Class A-[4] Certificates
[SG Americas Securities, LLC]	$[_______________]

Underwriter	Principal Amount of Class M-1 Certificates
[SG Americas Securities, LLC]	$[_______________]

Underwriter	Principal Amount of Class M-2 Certificates
[SG Americas Securities, LLC]	$[_______________]

Underwriter	Principal Amount of Class M-3 Certificates
[SG Americas Securities, LLC]	$[_______________]

Underwriter	Principal Amount of Class M-4 Certificates
[SG Americas Securities, LLC]	$[_______________]

Underwriter	Principal Amount of Class M-5 Certificates
[SG Americas Securities, LLC]	$[_______________]

Underwriter	Principal Amount of Class M-6 Certificates
[SG Americas Securities, LLC]	$[_______________]

Underwriter	Principal Amount of Class M-7 Certificates
[SG Americas Securities, LLC]	$[_______________]

Underwriter	Principal Amount of Class M-8 Certificates
[SG Americas Securities, LLC]	$[_______________]

Underwriter	Principal Amount of Class M-9 Certificates
[SG Americas Securities, LLC]	$[_______________]

Underwriter	Principal Amount of Class M-10 Certificates
[SG Americas Securities, LLC]	$[_______________]

EXHIBIT A-1

Opinion of Mayer, Brown, Rowe & Maw LLP

A-1

EXHIBIT A-2

Opinion of [                    ]

A-2

EXHIBIT B-1

Opinion of SG Mortgagee Securities, LLC

In-House Counsel

B-1

EXHIBIT B-2

Opinion of Master Servicer

In-House Counsel

B-2

EXHIBIT C

Opinion of [                            ]

Counsel to the Trustee

C-1

EXHIBIT D

Excluded Information

D-1

EXHIBIT E

Underwriter Information

E-1

EXHIBIT F

Pricing and Prepayment Assumption Letter

F-1

EXHIBIT G

Bid Sheet

[On file with the Underwriter and the Depositor]

G-1

EXHIBIT H

Computational Materials Legend

H-1